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Exhibit 3.2

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TRANSOMA MEDICAL, INC.
Dated February     , 2008

        The undersigned, the Secretary of Transoma Medical, Inc., a Delaware corporation (the "Company"), hereby certifies that:

          1.     The present name of the Company is Transoma Medical, Inc., which is the name under which the Company was originally incorporated; and the date of filing the original certificate of incorporation of the Company with the Secretary of State of the State of Delaware was September 7, 2005.

          2.     The certificate of incorporation of the Company is hereby amended and restated in its entirety to read as set forth in Exhibit A attached hereto, and such third amended and restated Certificate of Incorporation will supersede the second amended and restated certificate of incorporation currently on file with the State of Delaware.

          3.     The third amended and restated Certificate of Incorporation attached hereto as Exhibit A has been approved by the board of directors of the Company pursuant to Section 141(f) of the General Corporation Law of the State of Delaware (the "DGCL").

          4.     The third amended and restated Certificate of Incorporation attached hereto as Exhibit A has been adopted pursuant to Sections 228(e), 242 and 245 of the DGCL.

        IN WITNESS WHEREOF, I have subscribed my name this February     , 2008.

TRANSOMA MEDICAL, INC.
Charles Coggin Secretary

EXHIBIT A

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TRANSOMA MEDICAL, INC.

ARTICLE I

        The name of this corporation is Transoma Medical, Inc. (the "Company").

ARTICLE II

        The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent is The Corporation Trust Company.

ARTICLE III

        The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

        4.1    Authorized Capital Stock.

        The total authorized capital stock of the Company shall be fifty-five million (55,000,000) shares consisting of (i) fifty million (50,000,000) shares of common stock, $0.001 par value per share ("Common Stock"); and (ii) five million (5,000,000) shares of preferred stock ("Preferred Stock"). Simultaneously with the effective date of the filing of this Third Amended and Restated Certificate of Incorporation of the Company (the "Effective Date"), each share of common stock, par value $.001 per share, of the Company issued and outstanding immediately prior to the Effective Date shall automatically be reclassified (the "Reverse Split"), without any action on the part of the holder thereof, into 0.32 fully paid and nonassessable share of common stock, par value $.001 per share. The Company shall not issue fractional shares to the stockholders entitled to a fractional interest in a share of common stock issued pursuant to the Reverse Split but shall instead round up to the nearest whole share any fraction of a share that any stockholder would otherwise receive, such shares being duly authorized, fully paid and nonassessable.

        4.2    Common Stock.

        (i)    Dividends. Subject to the preferences and other rights of the Preferred Stock, if any, the holders of Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor.

        (ii)   Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Company, voluntary or involuntary, after payment or provision for payment to the holders of the Company's Preferred Stock of the amounts to which they may be entitled as set out above, the remaining assets of the Company available to stockholders shall be distributed equally per share to the holders of Common Stock.

        (iii)  Voting Rights. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each holder of Common Stock shall be entitled to one vote for each share held.

        4.3    Preferred Stock.

        The Preferred Stock may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The Board of Directors is further authorized to increase or decrease (but not below the number of shares outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

        5.1    Stockholder Action.

        Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

        5.2    Special Meetings of Stockholders.

        Special meetings of stockholders of the Company may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer or the Board of Directors, acting pursuant to a resolution adopted by a majority of the Board of Directors, and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

        5.3    Nominating Directors and Conducting Business.

        Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner and to the extent provided in the bylaws of the Company.

        5.4    Cumulative Voting

        No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VI

        Except as otherwise provided in this Third Amended and Restated Certificate of Incorporation, the Board of Directors may from time to time adopt, amend, alter, supplement, rescind or repeal any or all of the bylaws of the Company without any action on the part of the stockholders; provided, however, that the stockholders may, in the manner and to the extent set forth in the bylaws of the Company, adopt, amend or repeal any bylaw adopted by the Board of Directors, and no amendment or supplement to the bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the stockholders.

ARTICLE VII

        The Company shall indemnify, to the fullest extent authorized or permitted by law, as the same exists or may hereafter be amended, any person who was or is made or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or his or her testator in intestate, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of any other company, partnership, joint venture, trust, employee benefit plan or other enterprise. The Company is authorized to provide indemnification of agents (as deemed in Section 145 of the DGCL) for breach of duty to the Company and its stockholders through bylaw provisions, through agreements with the agents, and/or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 145 of the DGCL, subject to the limitations on such excess indemnification set forth in Section 102 of the DGCL. No amendment or repeal of this Article VII shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omission occurring prior to such amendment or repeal.

ARTICLE VIII

        To the fullest extent authorized or permitted by law, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director, except to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of Delaware, (iv) for any transaction from which such director derived an improper personal benefit, or (v) for any act or omission occurring prior to August 1, 1992. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE IX

        9.1    Director Elections and Term.

        The number of directors which shall constitute the entire Board of Directors shall not be less than one (1) nor more than nine (9), which number shall be determined from time to time by the Board of Directors. The directors of the Company shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I Directors, Class II Directors and Class III Directors. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. The term of office of the Class I Directors shall expire at the 2008 annual meeting of the stockholders of the Company; the term of office of the Class II Directors shall expire at the 2009 annual meeting of the stockholders of the Company; and the term of office of the Class III Directors shall expire at the 2010 annual meeting of the stockholders of the Company. At each annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        9.2    Removing Directors.

        Any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors, voting together as a single class.

        9.3    Vacancies.

        Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may only be filled by a vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the Class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

        9.4    Ballots.

        Elections of directors need not be by written ballot unless the bylaws of the Company shall so provide.

ARTICLE X

        The Company reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Certificate of Incorporation, or any provision of law that might otherwise permit a lesser vote or no vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors and the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the Company, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article V, Article IX or Article X of this Third Amended and Restated Certificate of Incorporation.

ARTICLE XI

        Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Company may be kept (subject to any statutory requirements) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Company.

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  Exhibit 3.2